La Jolla Pharmaceutical Company Announces U.S. FDA Acceptance of New Drug Application for LJPC-501

-- Priority Review Granted --

SAN DIEGO, CA – August 28, 2017 - La Jolla Pharmaceutical Company (NASDAQ: LJPC) (the Company or La Jolla) today announced that the U.S. Food and Drug Administration (FDA) has accepted for review the Company’s New Drug Application (NDA) for the investigational drug LJPC‑501 (angiotensin II) for the treatment of hypotension in adults with distributive or vasodilatory shock who remain hypotensive despite fluid and vasopressor therapy. The review classification for the application is Priority, and the user fee goal date under the Prescription Drug User Fee Act (PDUFA) is February 28, 2018. In its letter to the Company, the FDA stated that it does not currently plan to hold an advisory committee meeting to discuss this application.

About LJPC-501

LJPC‑501 is La Jolla’s proprietary formulation of synthetic human angiotensin II. Angiotensin II is a major bioactive component of the renin-angiotensin-aldosterone system (RAAS). RAAS is one of three central regulators of blood pressure. LJPC‑501 is being developed for the treatment of patients with distributive or vasodilatory shock who remain hypotensive despite fluid and vasopressor therapy (catecholamines and/or vasopressin).

The New Drug Application for LJPC-501 is based on data from the ATHOS-3 (Angiotensin II for the Treatment of High Output Shock) multicenter, randomized, double-blind, placebo-controlled, Phase 3 clinical study of LJPC-501 in patients with distributive or vasodilatory shock who remain hypotensive despite fluid and vasopressor therapy. The study was conducted under a Special Protocol Assessment (SPA) agreed to with the FDA in 2015. A total of 344 patients were randomized across nine countries, 321 of whom received study treatment and were included in the primary analysis. In May 2017, the results of the ATHOS-3 study were published by The New England Journal of Medicine in an article entitled “Angiotensin II for the Treatment of Vasodilatory Shock”.

About Patients with Distributive or Vasodilatory Shock Failing Standard Therapy

Distributive or vasodilatory shock (dangerously low blood pressure with adequate cardiac function) can become life-threatening when a patient is unable to achieve or maintain target mean arterial pressure (MAP) despite treatment with the currently available standard of care (fluids and vasopressors). This life-threatening syndrome has been described as clinically refractory hypotension, catecholamine resistant hypotension, high-dose vasopressor-dependent shock, catecholamine or vasopressor refractory shock, or catecholamine-resistant vasodilatory shock. There are approximately 500,000 distributive or vasodilatory shock patients in the United States per year with an estimated 200,000 patients failing standard therapy. Approximately 50% of these patients die within 30 days.

About La Jolla Pharmaceutical Company

La Jolla Pharmaceutical Company is a biopharmaceutical company focused on the discovery, development and commercialization of innovative therapies intended to significantly improve outcomes in patients suffering from life-threatening diseases. The Company has several product candidates in development. LJPC-501 is La Jolla’s proprietary formulation of synthetic human angiotensin II for the treatment of hypotension in adult patients with distributive or vasodilatory shock who remain hypotensive despite fluid and vasopressor therapy. LJPC-401 is La Jolla’s proprietary formulation of synthetic human hepcidin for the potential treatment of conditions characterized by iron overload, such as hereditary hemochromatosis, beta thalassemia, sickle cell disease and myelodysplastic syndrome. LJPC-30S is La Jolla’s next-generation gentamicin derivative program that is focused on the potential treatment of serious bacterial infections as well as rare genetic disorders, such as cystic fibrosis and Duchenne muscular dystrophy. For more information on La Jolla, please visit www.ljpc.com.

Forward Looking Statement Safe Harbor

This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements relate to future events or the Company’s future results of operations. These statements are only predictions or statements of current expectations and involve known and unknown risks, uncertainties and other factors, that may cause actual results to be materially different from those anticipated by the forward-looking statements. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date they were made. Certain of these risks, uncertainties, and other factors are described in greater detail in the Company’s filings with the U.S. Securities and Exchange Commission (SEC), all of which are available free of charge on the SEC’s web site www.sec.gov. These risks include, but are not limited to, risks relating to: the timing and prospects for approval of LJPC-501 by the FDA and other regulatory authorities; risks relating to the scope of product labels (if approved); potential market sizes; the anticipated timing for regulatory actions; the impact of pharmaceutical industry regulation and health care legislation in the United States; and the success of future development activities. The Company expressly disclaims any intent to update any forward‑looking statements to reflect the outcome of subsequent events.

Company Contacts

Sandra Vedrick
Associate Director, Investor Relations & Human Resources
La Jolla Pharmaceutical Company

Phone: 858-256-7910
Email: svedrick@ljpc.com

and

Dennis M. Mulroy
Chief Financial Officer
La Jolla Pharmaceutical Company
Phone: 858-433-6839
Email: dmulroy@ljpc.com

Media Contact

Matt Middleman, M.D.
LifeSci Public Relations
Phone: 646-627-8384
Email: matt.middleman@lifescipublicrelations.com